Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 2, 2026 with respect to the financial statements of Mentari Therapeutics, Inc. included in the Proxy Statement of InMed Pharmaceuticals, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of InMed Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

July 2, 2026